PRESS RELEASE

Contacts:

Investors	Media
Investor Relations Department	Denise DesChenes/Kara Findlay
(800) 451-3801	Nathaniel Garnick
Sard Verbinnen & Co
(212) 687-8080

FOAMEX ANNOUNCES FIRST QUARTER 2008 RESULTS

LINWOOD, PA, May 9, 2008 – Foamex International Inc. (OTC: FMXL) today announced results for the first quarter ended March 30, 2008.

Commenting on the results, Jack Johnson, President and Chief Executive Officer, said, “While the deterioration of the U.S. economy continues to impact our volumes, we remain focused on our efforts to reduce costs, streamline operations, and develop new products, markets and channels in order to position the Company for future growth.”

Net sales for the first quarter were $241 million, down from $306 million in the first quarter of 2007. The decrease was primarily driven by lower sales volumes across all segments and lower average selling prices in the Carpet Cushion segment. Gross profit was $21.2 million, or 9%, compared to $39.7 million, or 13%, in the first quarter of 2007.

Loss from operations was $34.0 million for the 2008 first quarter and included a goodwill impairment charge of $38.5 million, compared to income from operations of $22.2 million in the first quarter of 2007. Net loss for the first quarter was $48.6 million, or $2.05 per diluted share, compared to a net loss of $17.6 million, or $1.04 per diluted share, in the first quarter of 2007.

As previously announced, on April 22, 2008, D. E. Shaw Laminar Portfolios, L.L.C., Goldman, Sachs & Co., and Sigma Capital Associates, LLC purchased shares of Series D Preferred Stock of the Company resulting in proceeds of $18.5 million to assist the Company in meeting its financial covenants.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-looking statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company's liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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Foamex International Inc. and Subsidiaries

Consolidated Statements of Operations

($ Thousands, except EPS data)

[Unaudited]

	First Quarter Comparative
	2008	2007
Net Sales	$241,469	$306,194
Cost of Goods Sold	220,315	266,445
Gross Profit	21,154	39,749
Selling, General and Administrative Expenses	16,280	17,290
Gain on Sale of Assets	565	104
Restructuring Charges	962	403
Goodwill Impairment Charge	38,478	―
Income (Loss) from Operations	(34,001)	22,160
Interest and Debt Issuance Expense	(13,498)	(29,200)
Income from Equity Interest in Joint Venture	―	466
Other Expense, Net	(850)	(175)
Reorganization Items, Net	―	(8,256)
Loss from Continuing Operations before Income Taxes	(48,349)	(15,005)
Provision for Income Taxes	228	790
Loss from Continuing Operations	(48,577)	(15,795)
Loss from Discontinued Operations	―	(1,801)
Net Loss	$ (48,577)	$ (17,596)

Loss Per Share – Basic and Diluted
Loss from Continuing Operations	$ (2.05)	$ (0.93)
Loss from Discontinued Operations	―	(0.11)
Net Loss	$ (2.05)	$ (1.04)

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Foamex International Inc. and Subsidiaries

Selected Financial Data

($Millions)

(Unaudited)

	March 30, 2008	December 30, 2007
Balance Sheet:
Cash	$4.6	$5.2

Accounts Receivable, Net	$142.3	$148.7

Inventories	$91.5	$94.2

Current Assets	$254.7	$264.6

Total Assets	$384.4	$430.6

Revolving Credit Borrowings	$14.7	$7.9

Accounts Payable	$96.3	$101.2

Current Liabilities	$154.3	$156.4

Shareholders’ Deficit	$(355.2)	$(298.1)

	Quarter Ended March 30, 2008	Quarter Ended April 1, 2007
Other:
Depreciation and Amortization	$4.1	$4.3

Capital Expenditures	$2.9	$2.8

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